As filed with the Securities and Exchange Commission on October 26, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	76-0644935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Earl W. McNiel
Vice President and Chief Financial Officer
397 N. Sam Houston Pkwy E, Suite 300	397 N. Sam Houston Pkwy E, Suite 300
Houston, Texas 77060	Houston, Texas 77060
(281) 999-9091	(281) 999-9091
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James L. Rice III

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, 44th Floor

Houston, Texas 77002-5200

(713) 220-5800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0006 per share	—	—	—	—
Preferred Stock, par value $0.0006 per share	—	—	—	—
Depositary Shares(2)	—	—	—	—
Debt Securities(3)	—	—	—	—
Total	$250,000,000	100%(4)(5)(6)	$250,000,000(4)(5)(6)	$29,425

(1)	Includes an indeterminate amount, number of shares of common stock, preferred stock, depositary shares and debt securities as may be issued from time to time at indeterminate prices, but in no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $250,000,000.
(2)	Such indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event that the registrant elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing the fractional interests and the shares of preferred stock will be issued to the depositary under a deposit agreement.
(3)	If any debt securities are issued at an original issue discount, then the offering price of the debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the offering price of any securities previously issued hereunder.
(4)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(5)	This registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the debt securities, preferred stock or depositary shares registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 26, 2005

PROSPECTUS

TRANSMERIDIAN EXPLORATION INCORPORATED

$250,000,000

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

We may offer and sell from time to time in one or more offerings:

•	shares of common stock;

•	shares of preferred stock in one or more series, which may be convertible into or exchangeable for our common stock or debt securities and which may be issued in the form of depositary shares evidenced by depositary receipts; and

•	senior or subordinated debt securities in one or more series, which may be convertible into or exchangeable for our common stock or other debt securities.

The aggregate initial offering price of the securities will not exceed $250,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as separate series.

We will provide the specific terms of the securities offered in one or more supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus.

An investment in our securities involves risks. Please read carefully the “ Risk Factors” section beginning on page 2 herein, together with any additional risk factors that may be included in the applicable prospectus supplement.

We may sell these securities directly, through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.”

The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement also will show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.

Our common stock is listed on the American Stock Exchange under the symbol “TMY.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of the securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell from time to time any combination of the different types of securities described in this prospectus in one or more offerings up to a total offering amount of $250 million. This prospectus only provides you with a general description of the securities we may offer. Each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, references to “Transmeridian Exploration,” “the Company,” “we,” “us” and “our” mean Transmeridian Exploration Incorporated and its subsidiaries, taken as a whole, unless the context otherwise requires.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://www.tmei.com. However, the information on our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2004 filed on April 21, 2005;

•	our Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 16, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed on August 9, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 9, 2005;

•	our Current Reports on Form 8-K dated January 10, 2005 (filed on January 10, 2005); February 17, 2005 (filed on February 17, 2005); April 13, 2005 (filed on April 13, 2005); May 17, 2005 (filed on May 20, 2005); July 29, 2005 (filed on August 4, 2005); August 30, 2005 (filed on September 6, 2005); September 6, 2005 (filed on September 12, 2005); October 14, 2005 (filed on October 20, 2005); and October 19, 2005 (filed on October 24, 2005 and amended on October 25, 2005); and

•	the description of our common stock contained in our registration statement on Form 8-A filed on March 15, 2005.

You may review these filings, at no cost, over the Internet at our website at http://www.tmei.com, or request a free copy of these filings by writing or calling us at the following address:

Transmeridian Exploration Incorporated

397 N. Sam Houston Pkwy E, Suite 300

Houston, Texas 77060

(281) 999-9091

Attention: Investor Relations

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact contained in this prospectus and the periodic reports filed by us under the Securities Exchange Act of 1934 and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to significant risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations, beliefs and estimates expressed or implied in such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, no assurance can be given that these assumptions will prove correct or even approximately correct. Factors that could cause our results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, our assumptions about energy markets; production levels; reserve levels; operating results; competitive conditions; technology; the availability of capital resources; capital expenditure obligations; the supply and demand for oil, natural gas and other products and services; the price of oil, natural gas and other products and services; currency exchange rates; weather; inflation; the availability of goods and services; drilling risks; future processing volumes and pipeline throughput; general economic conditions, either internationally or nationally or in the jurisdictions in which we are doing business; and legislative or regulatory changes, including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations.

For a more detailed description of these factors, see the “Risk Factors” section set forth herein, and any additional risk factors that may be included in the applicable prospectus supplement. We will not update these forward-looking statements unless the securities laws require us to do so.

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THE COMPANY

Transmeridian Exploration Incorporated was incorporated in the State of Delaware in April 2000. We are engaged in the business of development and production of oil and natural gas. Our activities are primarily focused on the Caspian Sea region of the former Soviet Union, and our primary oil and gas property is the South Alibek Field in the Republic of Kazakhstan (the “Field”), covered by License 1557 and the related Exploration Contract. We conduct our operations in Kazakhstan through a 50%-owned subsidiary, Caspi Neft TME, an open joint stock company organized under the laws of Kazakhstan (“Caspi Neft”). The remaining 50% of Caspi Neft is owned by Bramex Management, Inc. On October 14, 2005, we entered into a share sale and purchase agreement pursuant to which we will acquire all of the authorized and issued shares of Bramex Management. Upon consummation of the transaction contemplated by the share sale and purchase agreement, which is expected to occur on or before December 23, 2005, we will own 100% of Caspi Neft. Consummation of the transaction is subject to certain conditions, including the release of liens on the shares and assets of Caspi Neft, receipt of appropriate government approvals and other customary conditions

Our principal executive offices are located at 397 N. Sam Houston Pkwy E, Suite 300, Houston, Texas 77060, and our telephone number at that address is (281) 999-9091.

RISK FACTORS

You should consider carefully the following risk factors as well as other information contained in this prospectus, the accompanying prospectus supplement and the documents we have incorporated herein by reference before deciding to invest in our securities, which involves a high degree of risk. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the price of our securities could decline, and you could lose part or all of your investment.

Limited Capital Resources and Liquidity

We are in the early stages of establishing production and revenues from the development of our primary property in Kazakhstan and we were considered a Development Stage Company prior to 2004. Our ability to realize the carrying value of our assets is dependent on being able to produce and sell significant quantities of oil from the Field.

Exploration and Development Risks

Our success is dependent on finding, developing and producing economic quantities of oil and gas. Our future drilling operations may not be successful in finding and producing economic reserves. We are also subject to operating risks normally associated with the exploration, development and production of oil and gas. These risks include high pressure or irregularities in geological formations, blowouts, cratering, fires, shortages or delays in obtaining equipment and qualified personnel, equipment failure or accidents, and adverse weather conditions, such as winter snowstorms. These risks can result in catastrophic events, or they may result in higher costs and operating delays. We maintain limited insurance coverage and such coverage may not be effective to fully compensate for these risks. In many cases, such coverage is either not available or is not cost-effective.

Oil and Gas Reserve Risks

The oil and gas reserve data shown in our filings with the SEC represent estimates only and are not intended to be a forecast or to reflect the fair market value of our assets. The economic success of the Field is dependent on finding and developing sufficient reserves and rates of production to generate positive cash flow and provide an economic rate of return on our investments in the Field. In addition, our reserves are contained in carbonate reservoirs, and there is a larger uncertainty inherent in carbonate reservoirs as compared to sandstone reservoirs.

Risks of International Operations

We are subject to risks inherent in international operations, including adverse governmental actions, political risks, expropriation of assets, loss of revenues and the risk of civil unrest or war. Our primary oil and gas property is located in Kazakhstan, which until 1990 was part of the Soviet Union. Kazakhstan retains many of the laws and customs from the former Soviet Union, but has developed and is continuing to develop its own legal, regulatory and financial systems. As the political and regulatory environment changes, we may face uncertainty about the interpretation of our agreements and in the event of dispute, may have limited recourse within the legal and political system.

We have been granted approval for a long-term production contract for the Field by the Ministry of Energy and Mineral Resources, and have concluded negotiations, through Caspi Neft, of the final commercial terms. In September 2005, the Working Group of the Ministry of Energy and Mineral Resources formally accepted the draft production contract subject to specified changes. The final draft with these changes is being circulated to the relevant ministries for their formal endorsement prior to contract execution. We anticipate that the documentation process will be concluded and that a production contract will be executed by mid-November 2005. We have the exclusive right to negotiate this contract for the Field, and the Kazakhstan government is required to conduct these negotiations under Kazakhstan’s “Law of Petroleum.” Such contracts are customarily awarded upon determination that the field is capable of commercial rates of production and that the applicant has complied with the other terms of its license and exploration contract. However, we are not guaranteed the right to a production contract. The terms of the production contract establish the royalty and other payments due to the Kazakhstan government in connection with commercial production. If the production contract is not executed, it could have a material adverse effect on our financial position.

Marketing and Oil Prices

Our future success is dependent on being able to transport and market our production either within Kazakhstan or preferably through export to international markets. Thus, our revenues could be adversely affected by issues which are outside our control relating to the crude oil transportation infrastructure both within and outside Kazakhstan. The exportation of oil from Kazakhstan depends on access to transportation routes, primarily pipeline systems, which can have limited available capacity and are subject to other restrictions. Pipeline access is the preferred and most cost effective method to sell crude oil production into the export market, and thus we are subject to the risk that unless we obtain access to pipelines to transfer crude oil out of Kazakhstan, the price at which we sell our crude oil may be well below world market prices. We currently ship our oil by rail from the oil storage facility. Our longer-term plans include the shipment of oil by pipeline. We would expect the implementation of these plans to result in higher realized prices than our current marketing arrangements, but we cannot be assured that we will be successful in implementing these plans.

In addition, prices of oil and gas are subject to significant volatility in response to changes in supply, market uncertainty and a variety of other factors beyond our control. There are currently no economic markets for our natural gas production and our gas reserves have been given no value in the future net cash flow data presented herein.

Environmental Risks

As an owner and operator of oil and gas properties, we are subject to various laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may impose liability on us for the cost of pollution cleanup resulting from operations and could subject us to liability for pollution damages.

Transferability of Our Common Shares

Because our stock price is currently less than $5.00 per share, broker-dealers face additional restrictions on transactions in our common stock. Such restrictions include the requirement to deliver to purchasers a standardized risk disclosure document prepared by the SEC, which specifies information about low-priced stocks and the risks involved with such investments. Additionally, these rules require that broker-dealers make a written determination that our common stock is a suitable investment for the purchaser and receive the purchaser’s written consent to the transaction. These factors could adversely affect the liquidity, trading volume and transferability of our common stock.

Control by Our Officers and Directors

As of September 30, 2005, our executive officers and directors control in the aggregate approximately 23.7% of the outstanding shares of our common stock, representing approximately 20% of the combined voting power of our common stock and Series A cumulative convertible preferred stock outstanding voting together as a group. These stockholders, acting together, would be able to significantly influence matters requiring the approval of our stockholders.

Key Personnel

Our success is dependent on the performance of our senior management and key technical personnel. The loss of our Chief Executive Officer or other key employees could have an adverse effect on our business. We do not have employment agreements in place with all of our senior management or key employees.

Volatility of Stock Price

Our stock price has been and continues to be highly volatile. We believe this volatility is due to, among other things:

•	the results of our drilling program;

•	current expectations of our future financial performance;

•	commodity prices of oil and natural gas; and

•	the volatility of the stock market in general.

Future Sales of our Common Stock May Affect the Market Price of our Common Stock

As of September 30, 2005, holders of our common stock representing up to 7,331,410 shares of our common stock have registration rights pursuant to which such holders may require us to register such shares of common stock. Any sales of such shares may decrease the market price of our common stock.

Our Preferred Stock May Have Greater Rights than Our Common Stock

We are permitted by our amended and restated certificate of incorporation to issue up to 5,000,000 shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation rights and may have greater voting rights than our common stock. As of September 30, 2005, we had outstanding 1,551.285 shares of our Series A cumulative convertible preferred stock. These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation rights. In addition, such preferred stock may be converted into shares of our common stock, which could dilute the value of our common stock to our then-current stockholders and could adversely affect the market price of our common stock. For a summary of the terms and provisions of our Series A cumulative convertible preferred stock, see “Description of Capital Stock—Series A Cumulative Convertible Preferred Stock.”

USE OF PROCEEDS

Unless we specify otherwise in the accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for the financing of acquisitions of oil and gas properties or companies operating in the oil and gas industries, for the repayment of indebtedness and/or for general corporate purposes. General corporate purposes may include additions to working capital, repurchases of our stock or capital expenditures. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2005 and each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000 is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations before income taxes plus fixed charges less capitalized interest and preferred stock dividends. Fixed charges represent interest expense, capitalized interest, amortization of debt issuance costs, that portion of rental expense we believe to be representative of interest and preferred stock dividends. We assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each year.

	Six Months Ended	Years Ended December 31,
	June 30, 2005	2004	2003	2002	2001	2000
Ratio of earnings to combined fixed charges and preferred stock dividends(a)	—	—	—	—	—	—

(a)	For the six months ended June 30, 2005 and the years ended December 31, 2004, 2003, 2002, 2001 and 2000, earnings were inadequate to cover fixed charges and preferred stock dividends by $5.0 million, $9.9 million, $9.6 million, $4.5 million, $2.2 million and $2.3 million, respectively.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, we are authorized to issue up to 205,000,000 shares of stock, including up to 200,000,000 shares of our common stock, with a par value of $0.0006 per share, and up to 5,000,000 shares of preferred stock, with a par value of $0.0006 per share. As of September 30, 2005, we had (i) 84,385,863 shares of our common stock outstanding, and (ii) 1,551.285 shares of our Series A cumulative convertible preferred stock outstanding and convertible into approximately 15,512,850 shares of our common stock. Also as of September 30, 2005, we had options outstanding and exercisable for approximately 361,666 shares of our common stock at an average exercise price of $0.78 per share and warrants outstanding and exercisable for approximately 11,058,393 shares of our common stock at an average exercise price of $1.91 per share. In addition, promissory notes in the aggregate principal amount of $22,500,000 outstanding are convertible into shares of our common stock upon our consummation of certain non-public equity offerings based on the aggregate principal amount being converted (together with accrued and unpaid interest) plus ten percent of such amount and the price per share at which such equity securities are sold to the investors in such offerings.

The following is a summary of the key terms and provisions of our equity securities. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, the certificate of designations governing our Series A cumulative convertible preferred stock which forms a part of our amended and restated certificate of incorporation, our bylaws, the General Corporation Law of the State of Delaware (“DGCL”) and the documents we have incorporated by reference, and you should refer to the applicable provisions of these documents for a complete statement of the rights and terms of our capital stock.

Section 203 of the General Corporation Law of the State of Delaware

We are a Delaware corporation and are subject to Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to that date, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock.

Limitation on Changes in Control

Certain of the provisions of our amended and restated certificate of incorporation and bylaws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control or the removal of our existing management or deterring potential acquirors from making an offer to our stockholders. This could be the case even if a majority of our stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including voting rights that would require the approval of a percentage of the preferred stockholders.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote per share. Subject to (1) the right of holders of our Series A cumulative convertible preferred stock to approve certain actions as described below under “—Series A

Cumulative Convertible Preferred Stock—Actions Requiring the Consent of Holders of Series A Cumulative Convertible Preferred Stock” and (2) the voting rights, if any, of the holders of any other series of our preferred stock that may be outstanding from time to time pursuant to applicable law or the provisions of the certificate of designations governing that series, all voting rights are vested in the holders of shares of our common stock and the holders of shares of our Series A cumulative convertible preferred stock, who vote together as one class.

The affirmative vote of the holders of a majority of our total voting power present in person or represented by proxy decides any matter properly brought before a stockholders’ meeting duly organized for the transaction of business unless, by express provision of law, our amended and restated certificate of incorporation, the certificate of designations governing our Series A cumulative convertible preferred stock or our bylaws, a different percentage or vote is required, in which case such express provision shall govern. Our directors are elected by plurality vote. Accordingly, the holders of more than 50% of our total voting power can, if they choose to do so, elect all of our directors. There is no cumulative voting with respect to the election of our directors.

Dividends

Dividends may be paid to the holders of our common stock in cash, stock or otherwise when, as and if declared by our board of directors out of funds or assets legally available for their payment, subject to (1) the rights of holders of our Series A cumulative convertible preferred stock described below under “—Series A Cumulative Convertible Preferred Stock—Dividends,” which include the right to participate on a pro rata, as-converted basis in any dividends paid to the holders of our common stock, and (2) the rights, if any, of the holders of any other series of our preferred stock pursuant to applicable law or the provisions of the certificate of designations governing that series.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally, in proportion to the number of shares of our common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our then-outstanding preferred stock (including our Series A cumulative convertible preferred stock, if then outstanding) have received their liquidation preferences in full, subject to the right of holders of our Series A cumulative convertible preferred stock to participate on a pro rata, as-converted basis in any distributions made to the holders of our common stock (see “—Series A Cumulative Convertible Preferred Stock—Rights Upon Liquidation”).

Miscellaneous

The issued and outstanding shares of our common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of common stock are not redeemable or convertible into shares of any other class of our capital stock. OTC Stock Transfer is the transfer agent and registrar for our common stock.

Preferred Stock and Depositary Shares

Our board of directors is authorized to amend our amended and restated certificate of incorporation, without further action by our stockholders, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as our board may determine, including dividend, conversion, redemption and liquidation rights and preferences, as well as the terms and conditions relating to its offering and sale at the time of the offer and sale. We also may issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Description of Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to cause preferred stock to be issued in one or more series without action by our stockholders. Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock and can determine the number of shares of each series, and the preferences, limitations and relative rights of each series. We may amend our amended and restated certificate of incorporation to increase or decrease the number of authorized shares of preferred stock in any manner permitted by our amended and restated certificate of incorporation and the DGCL. As of September 30, 2005, we had 1,551.285 shares of our Series A cumulative convertible preferred stock authorized and outstanding; a summary of the key terms and provisions of our Series A cumulative convertible preferred stock is provided below under “—Series A Cumulative Convertible Preferred Stock.”

The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares of the series of preferred stock being offered;

•	the title and liquidation preference per share of that series of the preferred stock;

•	the purchase price of the preferred stock;

•	the dividend rate or method for determining the dividend rate, if any;

•	the dates on which dividends will be paid;

•	whether dividends on that series of preferred stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; or

•	any additional dividend, liquidation, redemption, sinking fund or other preferences, rights or restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. You should refer to the certificate of designations governing the series of the preferred stock for the complete terms of that preferred stock. The certificate of designations governing any series of preferred stock will be filed with the SEC promptly after the offering of that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. Holders of preferred stock will have no preemptive rights to subscribe for or purchase shares of our capital stock.

Dividend Rights. Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends, if any, at the rates and on the dates set forth in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based on different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books or, if applicable, the records of the depositary referred to below under “—Description of Depositary Shares” on record dates determined by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as specified in the applicable prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

We will not pay or declare full dividends on any series of preferred stock, unless we have or are contemporaneously declaring and paying full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on our common stock and generally we may not redeem or purchase any common stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

Redemption. Any series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the applicable prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to any conversion provisions that may be specified in the prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

Conversion or Exchange Rights. The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock are convertible into or exchangeable for shares of our common stock, shares of another series of our preferred stock or a series of our debt securities. As described under “—Redemption” above, under certain circumstances, preferred stock may be mandatorily converted into common stock or another series of our preferred stock.

Voting Rights. Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “—Description of Depositary Shares,” if we issue depositary shares representing a fraction of a share of a series of preferred stock, each depositary share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Transfer Agent and Registrar. Unless otherwise indicated in the applicable prospectus supplement, OTC Stock Transfer will be the transfer agent, registrar and dividend disbursement agent for the preferred stock and any depositary shares (see the description of depositary shares below). The registrar for the preferred stock will send notices to the holders of the preferred stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

Description of Depositary Shares

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us (the depositary). Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to a Current Report on Form 8-K that we will file with the SEC in connection with any specific offering of depositary shares. Except as otherwise describe in a prospectus supplement, the following description is a summary of the material provisions of any deposit agreement, the depositary shares and the depositary receipts. You should refer to the forms of deposit agreement and depositary receipts that we will file with the SEC in connection with any specific offering of depositary shares.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares (except the right to receive the redemption price) will cease.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.

Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up, and the preferred stock has been distributed to the holders of depositary receipts.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Description of Permanent Global Preferred Securities

Certain series of the preferred stock or depositary shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which the Depositary Trust Company (“DTC”) will act as the depositary (global preferred securities).

Each global preferred security will be deposited with, or on behalf of, DTC or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities are not exchangeable for definitive certificated preferred stock or depositary receipts.

Ownership of beneficial interests in a global preferred security is limited to institutions that have accounts with DTC or its nominee (participants) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global preferred security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global preferred security. Ownership of beneficial interests in a global preferred security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a global preferred security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair your ability to transfer beneficial interests in a global preferred security.

Payments on preferred stock and depositary shares represented by a global preferred security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global preferred security representing the preferred stock or depositary shares. DTC has advised us that upon receipt of any payment on a global preferred security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that global preferred security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global preferred security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a global preferred security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global preferred security is exchangeable for definitive certificated preferred stock or depositary receipts, as the case may be, registered in the name of, and a transfer of a global preferred security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global preferred security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934; or

•	we determine in our discretion that the global preferred security shall be exchangeable for definitive preferred stock or depositary receipts, as the case may be, in registered form.

Any global preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global preferred security.

Except as provided above, owners of the beneficial interests in a global preferred security will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holders of preferred stock or depositary shares, as the case may be. No global preferred security shall be exchangeable except for another global preferred security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global preferred security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global preferred security desires to give or take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

A brief description of DTC is set below under “Description of Debt Securities—Global Securities.”

Series A Cumulative Convertible Preferred Stock

Dividends

The holders of our Series A cumulative convertible preferred stock are entitled to receive cumulative dividends, payable quarterly in cash, at the rate of 4.5% per share per annum (based on the liquidation preference of $14,000 per share). No dividends shall be declared or paid or set apart for payment on the shares of our common stock or any other class or series of our capital stock which may be outstanding from time to time unless full cumulative dividends have been or contemporaneously are declared and paid on the Series A cumulative convertible preferred stock through the then-most recent dividend payment date.

In addition, each holder of our Series A cumulative convertible preferred stock is entitled to participate in any dividend paid on our common stock on a pari passu basis with the holders of our common stock, with the amount of such dividend to be distributed to each holder of our Series A cumulative convertible preferred stock computed on the basis of the number of shares of our common stock which would then be held by such holder if, immediately prior to the declaration of the dividend, all shares of the Series A cumulative convertible preferred stock held by such holder had been converted into shares of our common stock at the then-current conversion value (see below).

Conversion Rights

Subject to the beneficial ownership cap described below, each share of our Series A cumulative convertible preferred stock is convertible at any time, at the holder’s option, into such number of shares of our common stock as is determined by dividing the sum of the liquidation preference of the share (i.e., $14,000) plus any accrued and unpaid dividends thereon by the conversion value of our Series A cumulative convertible preferred stock then in effect. The conversion value of our Series A cumulative convertible preferred stock is, as of the date of this prospectus, $1.40 per share and is subject to adjustment under the circumstances described in the certificate of designations governing our Series A cumulative convertible preferred stock. As of September 30, 2005, the 1,551.285 outstanding shares of our Series A cumulative convertible preferred stock were convertible into approximately 15,512,850 shares of our common stock.

Beneficial Ownership Cap

The certificate of designations governing our Series A cumulative convertible preferred stock limits the number of shares of our common stock that may be acquired by any holder of our Series A cumulative convertible preferred stock upon the conversion of its shares of our Series A cumulative convertible preferred stock and limits the number of shares of our Series A cumulative convertible preferred stock that is entitled to voting rights to the extent necessary to ensure that, following such conversion or deemed conversion for voting purposes, the aggregate number of shares of our common stock then beneficially owned by such holder and its affiliates does not exceed 4.999% of our total then-issued and outstanding shares of common stock. Under the certificate of designations governing our Series A cumulative convertible preferred stock, however, each holder of our Series A cumulative convertible preferred stock can elect, via 61 days prior written notice to us, not to be subject to this limitation.

Automatic Conversion

Beginning in July 2006, our Series A cumulative convertible preferred stock will (subject to the beneficial ownership cap described above) automatically convert into shares of our common stock at the then-current conversion value effective as of the date that:

•	the closing price of our common stock has been greater than $4.15 per share (subject to adjustment for stock dividends, subdivisions and combinations) for the immediately preceding 20 consecutive trading days, and

•	the average daily trading volume of our common stock (subject to adjustment for stock dividends, subdivisions and combinations) for such 20 consecutive trading day period exceeds 200,000 shares.

As of the effective date of the automatic conversion, the rights to accrue dividends on the Series A cumulative convertible preferred stock, receive the liquidation preference, approve certain actions (as described below under “—Actions Requiring the Consent of Holders of Series A Cumulative Convertible Preferred Stock”) and participate in certain security issuances conducted by us (as described below under “—Participation Rights”) and all other preferential rights granted to holders of the Series A cumulative convertible preferred stock will cease immediately with respect to all then-outstanding shares of our Series A cumulative convertible preferred stock, including, without limitation, any shares not automatically converted into shares of our common stock on account of the application of the beneficial ownership cap described above. With respect to any shares of our Series A cumulative convertible preferred stock not automatically converted into shares of our common stock on account of the application of the beneficial ownership cap, such shares will be deemed to be automatically converted into shares of our common stock at the first time when the beneficial ownership cap would not prohibit such conversion.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our Series A cumulative convertible preferred stock will be entitled to receive, prior to any distribution of our assets being made to or set apart for the holders of our common stock, a liquidation preference of $14,000 per share of our Series A cumulative convertible preferred stock plus any accumulated and unpaid dividends thereon. If the assets available for distribution to our stockholders exceed the aggregate amount of the liquidation preferences plus accumulated and unpaid dividends payable with respect to all then-outstanding shares of our Series A cumulative convertible preferred stock, then, after the payment of such amounts to the holders of our Series A cumulative convertible preferred stock, the holders of our common stock will entitled to receive a pro rata portion of such remaining assets based on the number of shares of our common stock then held by them; provided, however, that each holder of our Series A cumulative convertible preferred stock will also be entitled to participate on a pro rata basis in any such distribution to the holders of our common stock, with the amount distributable to each holder of our Series A cumulative convertible preferred stock computed on the basis of the number of shares of our common stock which would then be held by such holder if, immediately prior to our liquidation, dissolution or winding up, all shares of the Series A cumulative convertible preferred stock held by such holder had been converted into shares of our common stock at the then-current conversion value.

Voting Rights

The holders of our Series A cumulative convertible preferred stock have full voting rights (subject to the beneficial ownership cap described above) equal to the voting rights of the holders of our common stock and are entitled to vote with respect to any question upon which the holders of our common stock have the right to vote, including the election of directors. The holders of our Series A cumulative convertible preferred stock vote, on an as-converted basis, together with the holders of our common stock as one class. Each holder of our Series A cumulative convertible preferred stock is entitled to a number of votes (subject to the beneficial ownership cap described above) equal to the number of shares of our common stock into which such holder’s shares of the Series A cumulative convertible preferred stock could be converted on the record date for the taking of such stockholder vote.

Actions Requiring the Consent of Holders of Series A Cumulative Convertible Preferred Stock

So long as at least 20% of the originally-issued shares of our Series A cumulative convertible preferred stock are outstanding, the consent of the holders of at least 75% of the shares of our Series A cumulative convertible preferred stock at the time outstanding is required for:

•	any amendment of the certificate of designations governing our Series A cumulative convertible preferred stock;

•	any amendment of our amended and restated certificate of incorporation or bylaws that will adversely affect the rights of the holders of our Series A cumulative convertible preferred stock;

•	the authorization, creation, offer or sale by us of, or increase in the number of authorized shares of, any stock of any class (including the Series A cumulative convertible preferred stock), or any security convertible into stock of any class, or the authorization or creation of any new class of preferred stock (or any action which would result in another series of preferred stock) ranking in any case, in terms of liquidation preference, redemption rights or dividend rights, pari passu with or senior to the Series A cumulative convertible preferred stock;

•	the redemption, purchase or other acquisition, directly or indirectly, of any shares of our capital stock or the capital stock of any of our subsidiaries or any option, warrant or other right to purchase or acquire any such shares or any other security, other than: (i) the redemption of our Series A cumulative convertible preferred stock pursuant to the certificate of designations governing our Series A cumulative convertible preferred stock (see “—Redemption Rights” below); (ii) the repurchase of shares at cost from our employees upon the termination of their employment with us in accordance with the written agreements pursuant to which the shares were issued; or (iii) the repurchase or redemption of shares pursuant to written agreements outstanding on the date of the original issuance of our Series A cumulative convertible preferred stock;

•	the declaration or payment of any dividend or other distribution (whether in cash, stock or other property) with respect to our capital stock or the capital stock of any of our subsidiaries, other than a dividend or other distribution pursuant to the certificate of designations governing our Series A cumulative convertible preferred stock; and

•	the incurrence, assumption or restructuring of any indebtedness (including guarantees of indebtedness of others) in excess of $1,000,000 in the aggregate.

Participation Rights

The holders of shares of our Series A cumulative convertible preferred stock have the right to participate, on a pro rata basis, in certain issuances by us of equity or equity-linked securities or debt securities which are convertible into equity or in which there is an equity component on the same terms and conditions as offered by us to the prospective purchasers of such securities.

Redemption Rights

In the event we fail or refuse to convert any shares of the Series A cumulative convertible preferred stock into shares of our common stock in accordance with the terms of the certificate of designations governing our Series A cumulative convertible preferred stock, any holder of our Series A cumulative convertible preferred stock may demand that we redeem any or all of such holder’s shares of our Series A cumulative convertible preferred stock. Upon our receipt of written notice of such demand, we will effect such redemption by paying in cash for each share to be redeemed an amount equal to the greater of (i) the liquidation preference for each share to be redeemed plus any accrued but unpaid dividends with respect to each share to be redeemed or (ii) the aggregate number of shares of our common stock into which such shares of our Series A cumulative convertible preferred stock are then convertible multiplied by the then-current market price (as defined in the certificate of designations) of our common stock.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee that is qualified to act under the Trust Indenture Act of 1939. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any senior debt securities will be issued under a “senior indenture” and any subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called “indentures.”

The following description is a summary of the material provisions of the indentures. It does not describe those agreements in their entirety. The forms of indentures are filed as exhibits to the registration statement of which this prospectus is a part. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described above under “Where You Can Find More Information.” The indentures will be subject to, and governed by, the Trust Indenture Act of 1939. We will execute a supplemental indenture if and when we issue any debt securities. We urge you to read the indentures and any supplemental indenture because they, and not this description, define your rights as a holder of the debt securities.

Unless we state otherwise in the applicable prospectus supplement, the following is a description of the general terms of the debt securities that we may offer. If the terms of any series of debt securities differ from the terms described below, those terms will be described in the prospectus supplement relating to that series of debt securities.

General

The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt. The debt securities may be our secured or unsecured obligations.

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the currency or currency unit in which the debt securities will be payable;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear (or, if they are floating rate securities, the basis for the interest rate) and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any restriction on the declaration of dividends or restrictions requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	the names and duties of any co-trustees, calculation agents, paying agents or registrars for the debt securities; and

•	any other terms of the debt securities.

None of the indentures will limit the amount of debt securities that may be issued by us. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

Denominations

Unless the prospectus supplement for each issuance of debt securities states otherwise, the securities will be issued in denominations of $1,000 each or multiples thereof.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, whether existing at the date of the subordinated indenture or subsequently incurred. The subordinated indenture will provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property, or

•	we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

The subordinated indenture will not limit the amount of senior debt that we may incur.

Unless we state otherwise in a prospectus supplement, “Senior Debt” will be defined in the subordinated indenture to include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, including principal of and any interest or premium on such amounts, whether incurred on, before or after the date of the subordinated indenture, that is not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

Consolidation, Merger or Sale

Each indenture generally will permit a consolidation or merger between us and another corporation. They also will permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

“Event of Default” when used in an indenture, could mean any of the following:

•	failure to pay the principal of or any premium on prescribed debt securities when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest when due on prescribed debt securities for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of Transmeridian Exploration; or

•	any other event of default included in any indenture or supplemental indenture.

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except a default in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any payment of principal, interest or premium.

If there are any restrictive covenants applicable to a series of debt securities, we will describe them in the prospectus supplement for that series.

Payment and Transfer

We will pay principal, interest and any premium on fully registered debt securities at designated places. We will make payment by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will pay those payments at a place designated by us and specified in a prospectus supplement.

You may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

We may issue one or more series of debt securities as permanent global debt securities deposited with a depository. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which DTC acts as depository.

Each global debt security will be deposited with, or on behalf of, DTC, as depository, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	is a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Discharging our Obligations

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under U.S. Federal income tax law as of the date of this prospectus, such a discharge should be treated as an exchange of the related debt securities. Each holder generally will be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of such a discharge, including the applicability and effect of tax laws other than the U.S. Federal income tax laws.

Meetings

Each indenture will contain provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “—Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “—Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series, unless, as discussed under “—Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act applies.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

The Trustee

Resignation or Removal of Trustee

If the trustee serves as trustee under both the senior indenture and the subordinated indenture, the provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest will require the trustee to resign as trustee under either the subordinated indenture or the senior indenture upon the occurrence of any uncured event of default with respect to any series of senior debt securities. Also, any uncured event of default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series also may remove the trustee with respect to the debt securities of that series.

Limitations on Trustee if it Is One of our Creditors

Each indenture will contain certain limitations on the right of the trustee thereunder, in the event that it becomes one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The trustee will be required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to Be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee will be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to that action have been complied with by us.

PLAN OF DISTRIBUTION

We may sell our securities through agents, underwriters or dealers or directly to purchasers, or through any combination of these methods of sale.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use the prospectus supplement to sell our securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the prospectus supplement.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with us or perform services for us in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus.

LEGAL MATTERS

The legality of the securities have been passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

INDEPENDENT AUDITORS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by John A. Braden & Company, P.C., independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference, and have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

RESERVE ENGINEERS

The information incorporated in this prospectus by reference regarding quantities of reserves of oil and gas and the related future cash flows and present values is based on estimates of the reserves and present values prepared by Ryder Scott Company, independent reserve engineers, in reliance upon their authority as experts in reserve determination.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

Securities and Exchange Commission filing fee	$29,425
Legal fees and expenses	125,000	*
Accountants’ fees and expenses	150,000	*
Trustees’ fees and expenses	20,000	*
Printing and engraving expenses	75,000	*
Rating Agency fees	40,000	*
State qualification expenses (including legal fees)	3,000	*
Miscellaneous	25,000	*

Total	$467,425	*

*	Estimated.

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section (a) of Article Seventh of our amended and restated certificate of incorporation states that:

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCLD or (iv) for any transaction from which the director derived a personal benefit. If the GCLD hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCLD. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Section (b) of Article Seventh of our amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by Delaware law. Article X of our bylaws provide that we may, and in certain circumstances shall, indemnify our employees and agents pursuant to Section 145 of the DGCL. Article X of our bylaws also provides that we shall pay the expenses incurred by a director, officer, employee or agent in defending a proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us.

We have entered into agreements with each member of our board of directors pursuant to which we will advance to each director the costs of litigation in accordance with the indemnification provisions of our amended and restated certificate of incorporation and bylaws.

Item 16.	Exhibits.

Exhibit	Description

1.1*	Form of Common Stock Underwriting Agreement

1.2*	Form of Preferred Stock Underwriting Agreement

1.3*	Form of Debt Securities Underwriting Agreement

4.1

Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1(b) to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.3

Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 12, 2004 and filed with the Commission on November 15, 2004 and incorporated by reference herein)

4.4*	Form of Certificate of Designations for Preferred Stock

4.5*	Form of Preferred Stock Certificate

4.6†	Form of Senior Debt Indenture (including form of Senior Debt Security)

4.7†	Form of Subordinated Debt Indenture (including form of Subordinated Debt Security)

4.8*	Form of Deposit Agreement with respect to the Depositary Shares (including the terms of Depositary Receipts to be issued thereunder)

4.9*	Form of Securities Purchase Contract

5.1†	Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities

12.1†	Statement with respect to the computation of the Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1†	Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1)

23.2†	Consent of John A. Braden & Company, P.C.

23.3†	Consent of Ryder Scott Company (independent reserve engineers)

24.1†	Powers of Attorney of Directors and Officers of the registrant (included on Registration Statement Signature Page)
25.1**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Senior Debt Securities
25.2**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Subordinated Debt Securities

†	Filed herewith.
*	To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.
**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act.

Item 17.	Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2005.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/S/ LORRIE T. OLIVIER
Lorrie T. Olivier President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Lorrie T. Olivier and Earl W. McNiel, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this registration statement with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ LORRIE T. OLIVIER Lorrie T. Olivier	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 25, 2005

/S/ EARL W. MCNIEL Earl W. Mcniel	Vice President and Chief Financial Officer (Principal Financial Officer)	October 25, 2005

/S/ EDWARD G. BRANTLEY Edward G. Brantley	Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 25, 2005

/S/ PHILLIP J. MCCAULEY Phillip J. McCauley	Director	October 25, 2005

/S/ DR. J. FERNANDO ZÚÑIGA Y RIVERO Dr. J. Fernando Zúñiga y Rivero	Director	October 25, 2005

/S/ JAMES H. DORMAN James H. Dorman	Director	October 25, 2005

/S/ GEORGE E. REESE George E. Reese	Director	October 25, 2005

/S/ MARVIN CARTER Marvin Carter	Director	October 25, 2005

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EXHIBIT INDEX

Exhibit	Description

1.1*	Form of Common Stock Underwriting Agreement

1.2*	Form of Preferred Stock Underwriting Agreement

1.3*	Form of Debt Securities Underwriting Agreement

4.1

Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1(b) to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.3

Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 12, 2004 and filed with the Commission on November 15, 2004 and incorporated by reference herein)

4.4*	Form of Certificate of Designations for Preferred Stock

4.5*	Form of Preferred Stock Certificate

4.6†	Form of Senior Debt Indenture (including form of Senior Debt Security)

4.7†	Form of Subordinated Debt Indenture (including form of Subordinated Debt Security)

4.8*	Form of Deposit Agreement with respect to the Depositary Shares (including the terms of Depositary Receipts to be issued thereunder)

4.9*	Form of Securities Purchase Contract

5.1†	Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities

12.1†	Statement with respect to the computation of the Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1†	Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1)

23.2†	Consent of John A. Braden & Company, P.C.

23.3†	Consent of Ryder Scott Company (independent reserve engineers)

24.1†	Powers of Attorney of Directors and Officers of the registrant (included on Registration Statement Signature Page)

25.1**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Senior Debt Securities

25.2**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Subordinated Debt Securities

†	Filed herewith.
*	To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.
**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act.

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